Exhibit 1

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

The Offers have not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offers or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

February 11, 2005

NOTICE OF EXTENSION

by

LINEDATA SERVICES S.A.
and LINEDATA SERVICES CANADA INC.

of their
OFFERS TO PURCHASE

all of the outstanding common shares and class C shares of
FINANCIAL MODELS COMPANY INC.

on the basis of

(i) $14.50 in cash with respect to 70% of the common shares and class C shares of Financial Models Company Inc. deposited by each FMC shareholder,
and
(ii) one share of Linedata Services S.A. for every 1.766 FMC shares with respect to the remaining 30% of the FMC shares deposited by each FMC shareholder
(subject to adjustment as set out in the Offers)

Linedata Services S.A. (“Linedata”) and its wholly owned subsidiary Linedata Services Canada Inc. (“Linedata Canada” and together with Linedata, the “Offerors”) hereby give notice that they have extended the expiry time of their offers to purchase all of the issued and outstanding common shares together with the rights associated with such common shares (collectively, the “Common Shares”) and class C shares (the “Class C Shares”, and together with the Common Shares, the “FMC Shares”) in the capital of Financial Models Company Inc. (“FMC”) from 5:00 p.m. (Toronto time) on February 11, 2005 to 5:00 p.m. (Toronto time) on February 25, 2005.

THE OFFERS HAVE BEEN EXTENDED AND ARE NOW OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (TORONTO TIME) ON FEBRUARY 25, 2005, UNLESS FURTHER EXTENDED OR WITHDRAWN.

This Notice of Extension should be read in conjunction with the offers and accompanying Circular (the “Circular”) dated December 23, 2004, as amended by the Notice of Extension and Variation dated January 21, 2005 (which together constitute the “Offers”). Except as otherwise set forth herein, the terms and conditions previously set forth in the Offers and the related Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery, continue to be applicable in all respects. Unless the context requires otherwise, terms not defined herein have the meanings set forth in the Offers.

Shareholders who have validly deposited and not withdrawn FMC Shares need take no further action to accept the Offers. Shareholders who have not already deposited their FMC Shares and who wish to accept the Offers must properly complete and duly execute the Letter of Acceptance and Transmittal (which was printed on blue paper) that accompanied the Offers, or a facsimile thereof, and deposit it, together with certificates representing their Common Shares and/or Class C Shares, in accordance with the instructions in the Letter of Acceptance and Transmittal. Alternatively, Shareholders may follow the procedures for guaranteed delivery described in Section 3 of the Offers, “Manner of Acceptance - Procedure for Guaranteed Delivery”, using the Notice of Guaranteed Delivery (which was printed on green paper) that accompanied the Offers, or a facsimile thereof.  Shareholders whose FMC Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their FMC Shares to the Offers.

The Offers are made only for FMC Shares and are not made for any options, warrants or any other rights to acquire FMC Shares. Any holder of such options, warrants or other rights to acquire FMC Shares who wishes to accept the Offers should exercise the options, warrants or other rights in order to obtain certificates representing FMC Shares and deposit such share certificates in accordance with the Offers. However, holders of options to purchase Common Shares should be aware that FMC has agreed to pay cash for surrendered options.

Questions and requests for assistance may be directed to Computershare Investor Services Inc. (the “Depositary”). Additional copies of this document, the Offers, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery may also be obtained without charge from the Depositary at its addresses shown on the last page of this document.

You should be aware that the Offerors, or their affiliates, directly or indirectly, may bid for or make purchases of FMC Shares, or of related securities of FMC, during the period of the Offers otherwise than under the Offers as permitted by applicable Canadian laws or provincial laws or regulations. Please see the section entitled “Market Purchases” in the Offers for more information on purchases other than under the Offers.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offers are not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offers would not be in compliance with the laws of such jurisdiction. However, the Offerors may, in their sole discretion, take such action as they may deem necessary to extend the Offers to Shareholders in any such jurisdiction.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFERS AND THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The Offers are made for the securities of a Canadian company. The Offers are subject to applicable disclosure requirements in Canada. Shareholders should be aware that such requirements are different from those in the United States. Financial statements included in the Offers have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

The Offers will be made into the United States pursuant to an exemption from the United States tender offer rules provided by Rule 14d-1(c) under the U.S. Securities Exchange Act, and pursuant to an exemption from the registration requirements of the U.S. Securities Act, provided by Rule 802 thereunder or other available exemptions from the registration requirements of the U.S. Securities Act. Linedata Shares issued pursuant to the Offers to or for the benefit of Shareholders in the United States in transactions not deemed to be “Offshore Transactions” (as defined in Regulation S under the U.S. Securities Act) will be unregistered restricted securities within the meaning of Rule 144 under the U.S. Securities Act to the same extent and proportion that the FMC Shares deposited to the Offers were restricted securities. Shareholders who reside in the United States or who are U.S. citizens, or who are acting on behalf of U.S. Shareholders or citizens, are advised to seek their own legal counsel with respect to their ability to trade the securities issued to them pursuant to the Offers.

Shareholders who are not residents of Canada should be aware that the disposition of FMC Shares pursuant to the Offers may have tax consequences both in Canada and in the United States which may not be described, or fully described, in the Offers or herein.

It may be difficult for Shareholders to enforce their rights and any claims they may have arising under United States federal securities laws since the Offerors and FMC are incorporated under laws outside the United States, some or all of their officers and directors are residents outside the United States, some or all of the experts named in the Circular are residents outside the United States and all or a substantial portion of the assets of the Offerors and FMC and of the above-mentioned persons may be located outside the United States. Shareholders may not be able to sue the Offerors or FMC, or any of their respective officers, directors or experts, in a Canadian court for violations of United States securities laws. It may be difficult to compel the Offerors or FMC or any of their respective officers, directors or experts to subject themselves to a judgment of a United States court.

CURRENCY

All dollar references in the Offers and in this Notice of Extension are in Canadian dollars, unless otherwise indicated.

INFORMATION CONCERNING FMC

The information concerning FMC contained in the Offers and this Notice of Extension has been taken from or is based upon publicly available documents and records on file with the Canadian securities regulatory authorities, and other public sources. Although the Offerors have no knowledge that would indicate that any statements contained therein or herein relating to FMC taken from or based upon such documents, records and sources are untrue or incomplete, neither the Offerors nor any of their officers or directors assume any responsibility for the accuracy or completeness of the information relating to FMC taken from or based upon such documents, records and sources, or for any failure by FMC to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offerors.

EXCHANGE RATES

On February 10, 2005, the exchange rate for one euro expressed in Canadian dollars based upon the exchange rate of the Bank of Canada was $1.5985.

NOTICE OF EXTENSION

February 11, 2005

TO:         THE SHAREHOLDERS OF FINANCIAL MODELS COMPANY INC.

This Notice of Extension amends and supplements the offers and accompanying Circular dated December 23, 2004, as amended by the Notice of Extension and Variation dated January 21, 2005, pursuant to which the Offerors are offering to purchase (i) all of the issued and outstanding Common Shares (including Common Shares which may become outstanding after the date of the Offers and prior to the Expiry Time upon the conversion of Class C Shares or upon the exercise of stock options, warrants or other rights other than the SRP Rights), and (ii) all of the issued and outstanding Class C Shares.

Except as otherwise set forth in this Notice of Extension, the information, terms and conditions of the Offers continue to be applicable in all respects and this Notice of Extension should be read in conjunction with the Offers, the provisions of which (as hereby amended) are incorporated herein by reference. Unless the context otherwise requires, terms not defined herein have the meanings set forth in the Offers. Unless the context otherwise requires, references below to the “Offers” means the Offers, as varied by this Notice of Extension.

1.             Extension of the Offers

By press release disseminated on February 11, 2005 and notice to the Depositary on February 11, 2005, the Offerors have amended the Offers by extending the Expiry Time from 5:00 p.m. (Toronto time) on February 11, 2005 to 5:00 p.m. (Toronto time) on February 25, 2005, unless the Offerors further extend the period during which the Offers are open for acceptance pursuant to Section 5 of the Offers, “Extension and Variation of the Offers”.

2.             Recent Developments

FMC Directors’ Circular

On February 3, 2005, FMC announced that its board of directors had sent a directors’ circular to the Shareholders in response to the Offers and the offer (the “Katotakis Offer”) by 1066821 Ontario Inc. (“Katotakis Holdco”), a company controlled by Mr. Stamos Katotakis, President and Chief Executive Officer of FMC. For the reasons detailed in the directors’ circular, FMC’s board of directors recommended that: (i) in the event that the Ontario Superior Court of Justice (the “Court”) determines that BNY Capital Corporation (“BNY”) and companies controlled by Dr. William R. Waters (collectively, “Waters”) must sell their FMC Shares to the Offerors, Shareholders tender their FMC Shares to the Offers; and (ii) in the event that the Court determines that BNY and Waters must sell their FMC Shares to Mr. Katotakis, Shareholders tender their FMC Shares to the Katotakis Offer.

On February 8, 2005, FMC announced that the FMC board of directors recommends that Shareholders tender their FMC Shares to the Linedata Offers.

Court and Regulatory Proceedings

On January 19, 2005, the special committee of the board of directors of FMC made an application to the Ontario Securities Commission (the “OSC”) for, among other things, an order under the Securities Act (Ontario) cease trading the sale or disposition of any FMC Shares to Katotakis Holdco or Mr. Katotakis pursuant to the FMC Shareholder Agreement and, if necessary, cease trading the Katotakis Offer.  On January 28, 2005, a three-member panel of the OSC dismissed the application of the special committee of the board of directors of FMC, stating that no case had been made out that Mr. Katotakis and Katotakis Holdco had not complied with securities laws or had acted contrary to the public interest.

On February 1, 2005, the Honourable Mr. Justice Ground heard submissions from the interested parties in respect of the proceedings commenced in the Court by BNY on January 10, 2005 and by Linedata on January 17, 2005, and advised that he was reserving judgment in both proceedings and that a decision would be available on or about February 8, 2005.

On February 8, 2005, the Court found that Mr. Katotakis’ acceptance of selling notices from BNY and Waters under the Shareholder Agreement was not in accordance with securities laws and therefore BNY and Waters are not contractually obligated to sell their FMC Shares to Mr. Katotakis.  The Court also found that BNY and Waters are bound to sell their FMC Shares to Linedata pursuant to the Significant Shareholders Lock-Up Agreement.

On February 9, 2005 Mr. Katotakis and Katotakis Holdco appealed the judgment of the Honourable Mr. Justice Ground dated February 8, 2005 (the “Judgment”) to the Court of Appeal for Ontario (the “Appeal Court”) and brought a motion to stay the Judgment pending appeal, which motion was heard on February 10, 2005.   On February 11, 2005, the Honourable Madam Justice Feldman of the Appeal Court issued an order staying the Judgment pending the appeal, which will be heard by three judges of the Appeal Court on February 22, 2005.

3.             Time for Acceptance

FMC Shares not previously deposited to the Offers may be deposited in accordance with the provisions of Section 2 of the Offers, “Time for Acceptance”, until the Expiry Time, being 5:00 p.m. (Toronto time) on February 25, 2005.

4.             Payment for Deposited FMC Shares

Upon the terms and subject to the conditions of the relevant Offer (including but not limited to the conditions specified in Section 4 of the Offers, “Conditions of the Offers”), the Offerors will take up FMC Shares validly deposited under such Offer and not withdrawn pursuant to Section 6 of the Offers as soon as practicable, but in any event not later than 10 days after the Expiry Time. The Offerors are obligated to pay for FMC Shares that they have taken up as soon as possible, and in any event not later than the earlier of 3 Business Days after the taking up of the FMC Shares and 10 days after the Expiry Time. Any FMC Shares deposited under an Offer after the first date on which FMC Shares have been taken up by the Offerors will be taken up and paid for not later than 10 days after such deposit. See Section 7 of the Offers, “Payment for Deposited FMC Shares”.

5.             Withdrawal of Deposited FMC Shares

Except as otherwise stated in Section 6 of the Offers, “Withdrawal of Deposited FMC Shares”, all deposits of FMC Shares pursuant to the Offers are irrevocable. Unless otherwise required or permitted by applicable Law, any FMC Shares deposited in acceptance of the Offers may be withdrawn by or on behalf of the depositing Shareholder:

(a)           at any time before the FMC Shares have been taken up by the Offerors pursuant to the Offers;

(b)           at any time before the expiration of 10 days from the date upon which either:

(i)            a notice of change relating to a change which has occurred in the information contained in the Offers or the Circular, each as amended from time to time, which change is one that would reasonably be expected to affect the decision of a Shareholder to accept or reject the relevant Offer (other than a change that is not within the control of the Offerors or of an Affiliate of the Offerors) in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the relevant Offer; or

(ii)           a notice of variation concerning a variation in the terms of the relevant Offer (other than a variation consisting solely of an increase in the consideration offered for the FMC Shares under the Offers where the time for deposit is not extended for a period greater than 10 days);

is mailed, delivered or otherwise properly communicated, but only if such deposited FMC Shares have not been taken up by the Offerors at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities; or

(c)           if the FMC Shares have not been paid for by the Offerors within 3 Business Days after having been taken up.

See Section 6 of the Offers, “Withdrawal of Deposited FMC Shares”, for additional detail regarding withdrawal of deposited FMC Shares.

6.             Amendments to the Offers

The Offers, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery are amended to reflect the extension contemplated by, and the information contained in, this Notice of Extension.

7.             Offerees’ Statutory Rights

Securities legislation in certain of the provinces and territories of Canada provides securityholders of FMC with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.

8.             Directors’ Approval

The contents of this Notice of Extension have been approved, and the sending thereof to the Shareholders has been authorized, by the Management Board of Linedata and the board of directors of Linedata Canada.

APPROVAL AND CERTIFICATE OF LINEDATA SERVICES S.A.

DATED:  February 11, 2005

The foregoing, together with the Offers and Circular dated December 23, 2004, as amended by the Notice of Extension and Variation dated January 21, 2005, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offers within the meaning of the Securities Act (Québec).

LINEDATA SERVICES S.A.

(signed) ANVARALY JIVA Chief Executive Officer	(signed) GILLES LABOSSIÈRE Chief Financial Officer

On behalf of the Management Board

(signed) ANVARALY JIVA Chairman	(signed) YVES STUCKI Member	(signed) PASCAL XATART Member

APPROVAL AND CERTIFICATE OF LINEDATA SERVICES CANADA INC.

DATED:  February 11, 2005

The foregoing, together with the Offers and Circular dated December 23, 2004, as amended by the Notice of Extension and Variation dated January 21, 2005, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offers within the meaning of the Securities Act (Québec).

LINEDATA SERVICES CANADA INC.

(signed) ANVARALY JIVA Chief Executive Officer	(signed) GILLES LABOSSIÈRE Chief Financial Officer

On behalf of the Board of Directors

(signed) ANVARALY JIVA Director	(signed) MOHAMED A. MANJI Director

The Depositary for the Offers is:

Computershare Investor Services Inc.

By Mail:

P.O. Box 7021

31 Adelaide Street East

Toronto, Ontario

M5C 3H2

Attention: Corporate Actions

By Hand, Courier or Registered Mail:

Toronto 100 University Avenue 9th Floor Toronto, Ontario M5J 2Y1 Attention: Corporate Actions	Montreal 650 de Maisonneuve Blvd. West Suite 700 Montreal, Québec H3A 3T2 Attention: Corporate Actions

Toll Free: 1-800-564-6253

E-mail: service@computershare.com

Any questions and requests for assistance may be directed by holders of FMC Shares to the Depositary at its telephone number and location set out above. You may also contact your broker, dealer, bank or trust company or other nominee for assistance.

February 11, 2005